Exhibit 99.1
Contact: Igor Khislavsky
Director, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Second Quarter 2017
●	Total revenue increased 15.3% to $1,662 million
●	Property revenue increased 14.9% to $1,638 million
●	Net income increased 101.9% to $388 million
●	Adjusted EBITDA increased 17.5% to $1,021 million
●	Consolidated AFFO increased 22.5% to $725 million
Boston, Massachusetts – July 27, 2017: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended June 30, 2017.
Jim Taiclet, American Tower’s Chief Executive Officer stated, “The second quarter of 2017 represented our 17th consecutive quarter of double-digit growth in property revenue, Adjusted EBITDA and Consolidated AFFO per Share, driven by strong demand for our tower real estate from Los Angeles to São Paolo to Paris. Organic Tenant Billings Growth in the U.S. of over 6% was complemented by Organic Tenant Billings Growth of more than 10% in our international markets, where the pace of advanced handset adoption and mobile data usage growth continues to require the addition of substantial network equipment on our sites.
As we seek to continue to capitalize on the worldwide competitive advantage we have built over the last 20 years, we remain committed to our core principles, our employees and the investment discipline that has enabled us to build a distinctive global portfolio. As a result of the ever-increasing consumer appetite for mobile broadband and our strategic positioning in key markets spanning five continents, we believe that we are on track to sustain strong growth in Consolidated AFFO per Share and our dividend for many years to come.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended June 30, 2017 (all comparative information is presented against the quarter ended June 30, 2016).

($ in millions, except per share amounts)	Q2 2017	Growth Rate
Total revenue	$1,662	15.3%
Total property revenue	$1,638	14.9%
Total Tenant Billings Growth	$140	11.9%
Organic Tenant Billings Growth	$89	7.6%
Property Gross Margin	$1,134	16.1%
Property Gross Margin %	69.2%
Net income	$388	101.9%
Net income attributable to AMT common stockholders	$344	114.1%
Net income attributable to AMT common stockholders per diluted share	$0.80	116.2%
Adjusted EBITDA	$1,021	17.5%
Adjusted EBITDA Margin %	61.4%

NAREIT Funds From Operations (FFO) attributable to AMT common stockholders	$679	33.7%
Consolidated AFFO	$725	22.5%
Consolidated AFFO per Share	$1.68	21.7%
AFFO attributable to AMT common stockholders	$681	19.4%
AFFO attributable to AMT common stockholders per Share	$1.58	18.8%

Cash provided by operating activities	$795	6.4%
Less: total cash capital expenditures(1)	$210	24.4%
Free Cash Flow	$585	1.1%

(1)
Q2 2017 cash capital expenditures include $6.9 million of payments on capital leases of property and equipment, which are presented in the condensed consolidated statements of cash flows included herein under Repayments of notes payable, credit facilities, senior notes and capital leases.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” and “Unaudited Reconciliations to GAAP Measures and the Calculation of Defined Financial Measures” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended June 30, 2017, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q2 2017(1)
Distribution per share	$0.64
Aggregate amount (in millions)	$275
Year-over-year per share growth	21%
_______________
(1)    The distribution declared was paid in the third quarter of 2017 to stockholders of record as of the close of business on June 19, 2017.
In addition, the Company paid $27 million in preferred stock dividends during the second quarter of 2017. During the second quarter of 2017, all outstanding shares of the Company’s 5.25% Mandatory Convertible Preferred Stock, Series A, converted into 5.6 million shares of its common stock.
Stock Repurchase Program – During the second quarter of 2017, the Company repurchased a total of 3.3 million shares of its common stock for $416 million under its stock repurchase program. The Company has repurchased a total of 5.2 million shares of its common stock year to date, for a total of $641 million, and has $470 million remaining under its existing stock repurchase program.
Capital Expenditures – During the second quarter of 2017, total capital expenditures were $210 million, of which $28 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions and Other Transactions – During the second quarter of 2017, the Company spent $79 million to acquire 152 sites, including 54 towers in Brazil as part of the final tranche of its previously announced transaction with a subsidiary of TIM Participações S.A., bringing the final number of towers acquired under that agreement to 5,873, for an aggregate purchase price of $842 million.
The Company also has agreements to acquire up to approximately 1,200 sites in Colombia, up to approximately 1,400 sites in Paraguay and up to approximately 100 additional sites in Mexico. The expected impacts from these transactions are not included in the Company’s current outlook.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended June 30, 2017, the Company’s Net Leverage Ratio was 4.5x net debt (total debt less cash and cash equivalents) to second quarter 2017 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio
($ in millions)	As of June 30, 2017
Total debt	$19,242
Less: Cash and cash equivalents	770
Net Debt	18,472
Divided By: Second quarter annualized Adjusted EBITDA(1)	4,082
Net Leverage Ratio	4.5x
_______________
(1)    Q2 2017 Adjusted EBITDA multiplied by four.
Liquidity – As of June 30, 2017, the Company had $3.5 billion of total liquidity, consisting of $0.8 billion in cash and cash equivalents plus the ability to borrow an aggregate of $2.7 billion under its revolving credit facilities, net of any outstanding letters of credit.
On April 6, 2017, the Company issued €500.0 million aggregate principal amount of Euro-denominated 1.375% senior unsecured notes due 2025. The net proceeds from this issuance were used to repay a portion of existing indebtedness under one of the Company’s revolving credit facilities and for general corporate purposes.
On June 30, 2017, the Company issued $750.0 million aggregate principal amount of 3.55% senior unsecured notes due 2027. The net proceeds from this issuance were used to repay a portion of existing indebtedness under one of the Company’s revolving credit facilities.
Finally, on June 30, 2017, the Company announced its election to call for redemption all of its outstanding 4.500% senior unsecured notes due 2018. The redemption date has been set for July 31, 2017.

FULL YEAR 2017 OUTLOOK
The following estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of July 27, 2017. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for July 27, 2017 through December 31, 2017: (a) 17.00 Argentinean Pesos; (b) 3.35 Brazilian Reais; (c) 670 Chilean Pesos; (d) 3,030 Colombian Pesos; (e) 0.89 Euros; (f) 4.50 Ghanaian Cedi; (g) 65.30 Indian Rupees; (h) 18.70 Mexican Pesos; (i) 325.00 Nigerian Naira; (j) 3.30 Peruvian Soles; (k) 13.55 South African Rand; and (l) 3,610 Ugandan Shillings.
The Company is raising the midpoint of its full year 2017 outlook for property revenue, net income, Adjusted EBITDA and Consolidated AFFO by $25 million, $40 million, $45 million and $55 million, respectively.
The Company’s outlook reflects estimated favorable impacts from foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $35 million, $16 million and $11 million, respectively, as compared to the Company’s prior 2017 outlook. The impact of foreign currency rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort. The Company’s current expectations for property revenue include an approximately $17 million decline in International pass-through revenue, on a currency-neutral basis, as compared to the Company’s prior 2017 outlook, primarily due to lower fuel price projections.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (LIBOR) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on its website.

2017 Outlook ($ in millions)	Full Year 2017			Midpoint Growth
Total property revenue(1)	$6,480	to	$6,580	14.3%
Net income	1,355	to	1,405	42.2%
Adjusted EBITDA	4,045	to	4,105	14.7%
Consolidated AFFO	2,835	to	2,885	14.8%
_______________

(1)
Includes U.S. property revenue of $3,585 million to $3,625 million and international property revenue of $2,895 million to $2,955 million reflecting midpoint growth rates of 7.0% and 24.8%, respectively. The U.S. growth rate includes a negative impact of 1.2% from the non-recurrence of $39 million in decommissioning revenue from 2016. International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2017 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	$ N/A	$904	$904
Straight-line revenue	144	49	193
_______________

(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2017 Outlook growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	>6%	~10%	~7-8%
New Site Tenant Billings	~0.2%	~15%	~5%
Total Tenant Billings Growth	>6%	~24-25%	>12%
_______________

(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Outlook for Capital Expenditures:
($ in millions, totals may not add due to rounding.)	Full Year 2017
Discretionary capital projects(1)	$145	to	$175
Ground lease purchases	150	to	160
Start-up capital projects	165	to	185
Redevelopment	195	to	225
Capital improvement	130	to	140
Corporate	15	—	15
Total	$800	to	$900
_______________

(1)	Includes the construction of approximately 2,000 to 3,000 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income:
($ in millions, totals may not add due to rounding.)	Full Year 2017
Net income	$1,355	to	$1,405
Interest expense	745	to	765
Depreciation, amortization and accretion	1,625	to	1,645
Income tax provision	115	to	105
Stock-based compensation expense	107	—	107
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	98	to	78
Adjusted EBITDA	$4,045	to	$4,105

Reconciliation of Outlook for Consolidated AFFO to Net income:
($ in millions, totals may not add due to rounding.)	Full Year 2017
Net income	$1,355	to	$1,405
Straight-line revenue	(193)	—	(193)
Straight-line expense	65	—	65
Depreciation, amortization and accretion	1,625	to	1,645
Stock-based compensation expense	107	—	107
Deferred portion of income tax	(34)	to	(24)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and dividends on preferred stock	55	to	35
Capital improvement capital expenditures	(130)	to	(140)
Corporate capital expenditures	(15)	—	(15)
Consolidated AFFO	$2,835	to	$2,885
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended June 30, 2017 and its updated outlook for full year 2017. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (800) 260-0718
International dial-in: (651) 291-3820
Passcode: 426329
When available, a replay of the call can be accessed until 11:59 p.m. ET on August 10, 2017. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 426329
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 148,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, NAREIT Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing towers and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze our existing real estate portfolio growth as well as our development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on our real estate portfolio, (i.e.: does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Typically an immaterial portion of the Company’s total revenue, Other revenue represents revenue not captured by the above listed terms and can include items such as tenant settlements.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, the Latin America property segment Operating Profit and Gross Margin also include interest income, TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

NAREIT Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): NAREIT FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the NAREIT FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in NAREIT FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of our property assets in those periods. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both NAREIT FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given a significantly larger minority interest component of its business as a result of the Company’s Viom transaction and European joint venture with PGGM, which both closed in 2016.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on capital leases of property and equipment. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2017 outlook and other targets, foreign currency exchange rates, our expectations for the closing of signed acquisitions and our expectations regarding the leasing demand for communications real estate.
Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) decrease in demand for our communications infrastructure would materially and adversely affect our operating results, and we cannot control that demand; (2) increasing competition for tenants in the tower industry may materially and adversely affect our revenue; (3) if our tenants share site infrastructure to a significant degree or consolidate or merge, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (5) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (6) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (7) competition for assets could adversely affect our ability to achieve our return on investment criteria; (8) new technologies or changes in a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues; (9) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (10) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities and the terms of our preferred stock could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (14) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (15) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers will be eliminated; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; and (18) our towers, data centers or computer systems may be affected by natural disasters and other unforeseen events for which our insurance may not provide adequate coverage. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2016, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$770,024	$787,161
Restricted cash	143,277	149,281
Short-term investments	1,012	4,026
Accounts receivable, net	322,060	308,369
Prepaid and other current assets	566,386	441,033
Total current assets	1,802,759	1,689,870
PROPERTY AND EQUIPMENT, net	10,725,707	10,517,258
GOODWILL	5,371,165	5,070,680
OTHER INTANGIBLE ASSETS, net	11,728,666	11,274,611
DEFERRED TAX ASSET	213,582	195,678
DEFERRED RENT ASSET	1,407,478	1,289,530
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	888,853	841,523
TOTAL	$32,138,210	$30,879,150
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$102,726	$118,666
Accrued expenses	727,966	620,563
Distributions payable	277,772	250,550
Accrued interest	154,926	157,297
Current portion of long-term obligations	1,732,035	238,806
Unearned revenue	283,486	245,387
Total current liabilities	3,278,911	1,631,269
LONG-TERM OBLIGATIONS	17,509,937	18,294,659
ASSET RETIREMENT OBLIGATIONS	1,026,535	965,507
DEFERRED TAX LIABILITY	950,299	777,572
OTHER NON-CURRENT LIABILITIES	1,171,546	1,142,723
Total liabilities	23,937,228	22,811,730
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	1,155,867	1,091,220
EQUITY:
Preferred stock, Series A	—	60
Preferred stock, Series B	14	14
Common stock	4,372	4,299
Additional paid-in capital	10,165,343	10,043,559
Distributions in excess of earnings	(989,153)	(1,076,965)
Accumulated other comprehensive loss	(1,848,803)	(1,999,332)
Treasury stock	(849,064)	(207,740)
Total American Tower Corporation equity	6,482,709	6,763,895
Noncontrolling interests	562,406	212,305
Total equity	7,045,115	6,976,200
TOTAL	$32,138,210	$30,879,150

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Property	$1,638,175	$1,426,192	$3,232,239	$2,693,843
Services	24,259	16,035	46,433	37,431
Total operating revenues	1,662,434	1,442,227	3,278,672	2,731,274
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property (including stock-based compensation expense of $645, $392, $1,300 and $899, respectively)	507,234	452,571	993,401	794,861
Services (including stock-based compensation expense of $201, $255, $424 and $406, respectively)	9,949	7,140	16,490	16,295
Depreciation, amortization and accretion	396,355	397,765	817,495	739,399
Selling, general, administrative and development expense (including stock-based compensation expense of $24,892, $21,260, $60,236 and $48,681, respectively)	153,148	138,234	317,944	273,549
Other operating expenses	18,839	13,711	25,054	22,511
Total operating expenses	1,085,525	1,009,421	2,170,384	1,846,615
OPERATING INCOME	576,909	432,806	1,108,288	884,659
OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net of interest expense of $291, $284, $582 and $567, respectively	2,770	2,748	5,470	5,464
Interest income	8,311	6,468	18,238	10,002
Interest expense	(187,028)	(181,036)	(370,723)	(340,916)
(Loss) gain on retirement of long-term obligations	(274)	830	(55,714)	830
Other income (expense) (including unrealized foreign currency gains (losses) of $7,785, ($24,585), $35,736 and $4,777, respectively)	11,782	(25,842)	41,084	(13,634)
Total other expense	(164,439)	(196,832)	(361,645)	(338,254)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	412,470	235,974	746,643	546,405
Income tax provision	(23,980)	(43,510)	(50,743)	(72,634)
NET INCOME	388,490	192,464	695,900	473,771
Net income attributable to noncontrolling interests	(21,439)	(4,914)	(12,769)	(11,062)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	367,051	187,550	683,131	462,709
Dividends on preferred stock	(22,843)	(26,782)	(49,624)	(53,563)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$344,208	$160,768	$633,507	$409,146
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.81	$0.38	$1.48	$0.96
Diluted net income attributable to American Tower Corporation common stockholders	$0.80	$0.37	$1.47	$0.95
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	427,298	424,909	427,288	424,484
DILUTED	430,487	429,004	430,444	428,529

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$695,900	$473,771
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	817,495	739,399
Stock-based compensation expense	61,960	49,986
Loss (gain) on early retirement of long-term obligations	55,714	(830)
Other non-cash items reflected in statements of operations	(50,222)	53,464
Decrease in restricted cash	5,659	12,170
Increase in net deferred rent balances	(71,470)	(34,931)
Increase in assets	(101,982)	(32,984)
Increase in liabilities	65,404	51,271
Cash provided by operating activities	1,478,458	1,311,316
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(371,512)	(319,427)
Payments for acquisitions, net of cash acquired	(857,220)	(1,216,467)
Payment for Verizon transaction	—	(4,748)
Proceeds from sales of short-term investments and other non-current assets	7,196	2,601
Deposits, restricted cash, investments and other	7,025	(5,360)
Cash used for investing activities	(1,214,511)	(1,543,401)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term borrowings, net	—	(2,843)
Borrowings under credit facilities	2,508,607	1,397,672
Proceeds from issuance of senior notes, net	1,279,435	2,237,503
Repayments of notes payable, credit facilities, senior notes and capital leases(1)	(3,126,661)	(2,858,415)
Contributions from (distributions to) noncontrolling interest holders, net	265,255	(503)
Purchases of common stock	(641,324)	—
Proceeds from stock options and ESPP	82,641	60,361
Distributions paid on preferred stock	(53,562)	(53,563)
Distributions paid on common stock	(514,905)	(426,564)
Payment for early retirement of long-term obligations	(61,764)	(125)
Deferred financing costs and other financing activities	(28,311)	(23,264)
Cash (used for) provided by financing activities	(290,589)	330,259
Net effect of changes in foreign currency exchange rates on cash and cash equivalents	9,505	(8,322)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,137)	89,852
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	787,161	320,686
CASH AND CASH EQUIVALENTS, END OF PERIOD	$770,024	$410,538
CASH PAID FOR INCOME TAXES, NET	$60,384	$50,413
CASH PAID FOR INTEREST	$351,991	$288,880
_______________

(1)	Six months ended June 30, 2017 and June 30, 2016 includes $16.1 million and $8.7 million, respectively, of payments on capital leases of property and equipment.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended June 30, 2017
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$897	$287	$295	$160	$741	$1,638	$24	$1,662
Segment operating expenses(1)	184	96	168	59	323	507	10	516
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$714	$194	$127	$101	$421	$1,134	$15	$1,149
Segment SG&A(1)	36	19	17	18	54	90	3	94
Segment Operating Profit	$677	$174	$110	$83	$367	$1,044	$11	$1,055
Segment Operating Profit Margin	75%	61%	37%	52%	49%	64%	46%	63%

Revenue Growth	8.1%	20.9%	31.1%	18.5%	24.2%	14.9%	51.3%	15.3%
Total Tenant Billings Growth	6.4%	13.6%	32.0%	25.8%	22.7%	11.9%
Organic Tenant Billings Growth	6.2%	11.2%	10.1%	8.9%	10.3%	7.6%

Revenue Components(2)
Prior-Year Tenant Billings	$780	$168	$131	$99	$398	$1,177
Colocations/Amendments	38	9	15	5	29	67
Escalations	24	10	4	6	20	44
Cancellations	(14)	(1)	(6)	(1)	(8)	(22)
Other	(0)	1	0	(0)	0	(0)
Organic Tenant Billings	$828	$187	$144	$107	$438	$1,267
New Site Tenant Billings	2	4	29	17	49	51
Total Tenant Billings	$830	$191	$173	$124	$488	$1,318
Foreign Currency Exchange Impact(3)	—	9	6	(5)	10	10
Total Tenant Billings (Current Period)	$830	$200	$179	$119	$498	$1,328

Straight-Line Revenue	36	8	4	2	14	51
Prepaid Amortization Revenue	26	0	—	0	1	26
Other Revenue	5	3	(6)	(0)	(3)	2
International Pass-Through Revenue	—	72	113	48	233	233
Foreign Currency Exchange Impact(4)	—	4	4	(10)	(2)	(2)
Total Property Revenue (Current Period)	$897	$287	$295	$160	$741	$1,638
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(4)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended June 30, 2016
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$830	$237	$225	$135	$597	$1,426	$16	$1,442
Segment operating expenses(1)	182	83	128	58	270	452	7	459
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$647	$156	$97	$76	$329	$977	$9	$986
Segment SG&A(1)	35	15	15	17	46	81	3	85
Segment Operating Profit	$613	$141	$82	$60	$283	$896	$6	$901
Segment Operating Profit Margin	74%	60%	37%	44%	47%	63%	36%	62%

Revenue Growth	3.3%	7.3%	274.3%	91.4%	69.7%	23.6%	(20.4)%	22.8%
Total Tenant Billings Growth	5.8%	20.8%	294.8%	90.7%	74.3%	23.1%
Organic Tenant Billings Growth	5.6%	12.2%	10.4%	20.4%	13.7%	7.7%

Revenue Components(2)
Prior-Year Tenant Billings	$737	$161	$35	$54	$250	$987
Colocations/Amendments	32	9	5	6	19	51
Escalations	21	12	1	4	17	38
Cancellations	(12)	(1)	(2)	(0)	(3)	(15)
Other	0	0	(0)	1	1	2
Organic Tenant Billings	$779	$180	$39	$65	$284	$1,063
New Site Tenant Billings	1	14	100	38	151	152
Total Tenant Billings	$780	$194	$138	$102	$435	$1,215
Foreign Currency Exchange Impact(3)	—	(26)	(7)	(4)	(37)	(37)
Total Tenant Billings (Current Period)	$780	$168	$131	$99	$398	$1,177

Straight-Line Revenue	21	12	3	1	16	37
Prepaid Amortization Revenue	24	1	—	0	1	25
Other Revenue	5	(5)	2	1	(2)	3
International Pass-Through Revenue	—	72	93	35	201	201
Foreign Currency Exchange Impact(4)	—	(11)	(5)	(1)	(17)	(17)
Total Property Revenue (Current Period)	$830	$237	$225	$135	$597	$1,426
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(4)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in thousands, totals may not add due to rounding.)
The reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended June 30,
	2017	2016
Net income	$388,490	$192,464
Income tax provision	23,980	43,510
Other (income) expense	(11,782)	25,842
Loss (gain) on retirement of long-term obligations	274	(830)
Interest expense	187,028	181,036
Interest income	(8,311)	(6,468)
Other operating expenses	18,839	13,711
Depreciation, amortization and accretion	396,355	397,765
Stock-based compensation expense	25,738	21,907
Adjusted EBITDA	$1,020,611	$868,937
Total revenue	1,662,434	1,442,227
Adjusted EBITDA Margin	61%	60%
The reconciliation of NAREIT FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are presented below:

	Three Months Ended June 30,
	2017	2016
Net income	$388,490	$192,464
Real estate related depreciation, amortization and accretion	352,566	360,333
Losses from sale or disposal of real estate and real estate related impairment charges	12,370	5,130
Dividends on preferred stock	(22,843)	(26,782)
Adjustments for unconsolidated affiliates and noncontrolling interests	(51,284)	(22,942)
NAREIT FFO attributable to AMT common stockholders	$679,299	$508,203
Straight-line revenue	(50,759)	(35,236)
Straight-line expense	14,346	16,476
Stock-based compensation expense	25,738	21,907
Deferred portion of income tax	(13,330)	12,465
Non-real estate related depreciation, amortization and accretion	43,789	37,432
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	8,027	4,417
Other (income) expense(1)	(11,782)	25,842
Loss (gain) on retirement of long-term obligations	274	(830)
Other operating expense(2)	6,468	8,581
Capital improvement capital expenditures	(24,785)	(25,753)
Corporate capital expenditures	(3,521)	(4,557)
Adjustments for unconsolidated affiliates and noncontrolling interests	51,284	22,942
Consolidated AFFO	725,048	591,889
Adjustments for unconsolidated affiliates and noncontrolling interests(3)	(43,869)	(21,434)
AFFO attributable to AMT common stockholders	$681,179	$570,455
Divided by weighted average diluted shares outstanding	430,487	429,004
Consolidated AFFO per Share	$1.68	$1.38
AFFO attributable to AMT common stockholders per Share	$1.58	$1.33
_______________

(1)	Includes unrealized (gains) losses on foreign currency exchange rate fluctuations of ($7.8 million) and $24.6 million, respectively.

(2)	Primarily includes integration and acquisition-related costs.

(3)	Includes adjustments for the impact on both NAREIT FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.